Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

May 19, 2025

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Capital One Financial Corporation, a Delaware corporation ( “Capital One”), in connection with the Registration Statement on Form S-8 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 18,183,127 shares (the “Common Shares”) of common stock, par value $0.01 per share, of Capital One, including (i) (a) 102,526 Common Shares, which may be issuable upon the vesting or settlement of certain outstanding equity awards granted under the Discover Financial Services Amended and Restated 2014 Omnibus Incentive Plan (the “Discover 2014 Omnibus Plan”), (b) 1,096,637 Common Shares, which may be issuable upon the vesting or settlement of certain outstanding equity awards granted under the Discover Financial Services 2023 Omnibus Incentive Plan (the “Discover 2023 Omnibus Plan”) and (c) 104,621 Common Shares, which may be issuable upon the vesting or settlement of certain outstanding equity awards granted under the Discover Financial Services Directors’ Compensation Plan (the “Discover Directors’ Compensation Plan” and, together with the Discover 2014 Omnibus Plan and the Discover 2023 Omnibus Plan, the “Discover Equity Plans”), which were assumed by Capital One and converted into corresponding equity awards of Capital One in connection with the completion of certain transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 19, 2024, by and among Discover Financial Services, Capital One and Vega Merger Sub, Inc., (ii) 16,879,343 Common Shares pursuant to equity awards to be granted after the completion of certain transactions contemplated by the Merger Agreement to eligible individuals from the share reserve remaining, as of the consummation of such transactions contemplated by the Merger Agreement, under the Discover 2023 Omnibus Plan (as adjusted to reflect the exchange ratio under the Merger Agreement) assumed by Capital One in connection with the transactions contemplated by the Merger Agreement and (iii) under the Discover 2023 Omnibus Plan in respect of assumed awards that were originally granted under the Discover 2014 Omnibus Plan and are forfeited, cancelled or settled for cash and become authorized for issuance under the Discover 2023 Omnibus Plan in accordance with its terms.

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement; (ii) the Discover Equity Plans; (iii) the Merger Agreement; (iv) the Restated Certificate of Capital One and (v) the Amended and Restated Bylaws of Capital One. We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents.

May 19, 2025

We have not considered, and we express no opinion as to, any law other than the Delaware General Corporation Law (including the statutory provisions and reported judicial decisions interpreting the foregoing), in each case as in effect on the date hereof.

We have also assumed that the appropriate action will be taken, prior to the offer and sale of the Common Shares in accordance with the Discover Equity Plans, to register and qualify the Common Shares for sale under all applicable state securities or “blue sky” laws. We have further assumed that there will be no material changes to the documents we have examined and that, at all times prior to the issuance of the Common Shares, Capital One will maintain a sufficient number of authorized but unissued shares of common stock, par value $0.01 per share, available for such issuance.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized for issuance and, when the Common Shares are issued in accordance with the terms and conditions of the Discover Equity Plans, the Common Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz